June 22, 2001

FOR IMMEDIATE RELEASE:

CONTACT:     Noreen Pollman, Secretary
             BounceBackTechnologies.com, Inc.
             228-872-5558
             autumn@bouncebacktechnologies.com

                   BounceBackTechnologies.com, Inc. Announces
           Relocation of BounceBack Media.com, Inc. and Raw Data, Inc.

Ocean Springs, MS - BounceBackTechnologies.com, Inc. (OTCBB: BBTC), a Minnesota corporation headquartered in Ocean Springs, Mississippi, announced today the relocation of its 80% owned subsidiary BounceBack Media.com, Inc. to the Ocean Springs, Mississippi area. BounceBack Media.com is involved in the development, sales and distribution of e-commerce business solutions geared toward direct advertising of mini-CD's used by consumers and business alike to link potential customers to their web sites and e-commerce centers.

"We are relocating BounceBack Media in an effort to be closer to the parent company's management which is located in Ocean Springs, Mississippi," said Jack Pilger, CEO and Chairman of the parent company. "We still believe in the potential of this division, however we have not been pleased with results to date. We are moving the company so that this potential can be nurtured and cultivated through the experience of the managers of BounceBackTechnologies.com, Inc. There will also be considerable savings relative to overhead."

BounceBack Media is expected to relocate to Ocean Springs, Mississippi in the beginning of July 2001.

BounceBackTechnologies.com, Inc. is in the business of providing marketing and advertising business solutions to the e-commerce industry and consumers alike. Additionally, the Company operates the 42,000 sq. ft. Casino Caraibe in Sousse, Tunisia, North Africa.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws or the administration of such laws and changes in gaming laws or regulations and laws associated with e-commerce and internet uses. For more information, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and certain registration statements of the Company.